Exhibit 10.2

Execution Version

CONFIDENTIAL

Trek Therapeutics, PBC and Vertex Pharmaceuticals Incorporated Assignment and License Agreement

This Assignment and License Agreement (the “Agreement”) is made and entered into as of July 12, 2016 (the “Effective Date”), by and between Vertex Pharmaceuticals Incorporated, with an address at 50 Northern Avenue, Boston, Massachusetts 02210 (together with its Affiliates, “VERTEX”) and Trek Therapeutics, PBC with an address at 125 Cambridge Park Drive, Suite 301, Cambridge, Massachusetts 02140 (“TREKtx”). VERTEX and TREKtx each may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, VERTEX owns rights to the proprietary compounds identified as VX-222 and VX-497;

WHEREAS, TREKtx desires to obtain the rights to develop and commercialize VX-222 and VX-497 and VERTEX desires to grant such rights, subject to TREKtx’s payment of milestones and royalties and consistent with the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants and obligations set forth herein, and other good and valuable consideration, the Parties agree as follows:

Article 1.     Definitions. The following definitions shall apply to the defined words where such words are used in this Agreement:

1.1.     “Affiliate” of a Person means any other Person, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with such Person for so long as such control exists, where “control” means the decision- making authority as to such Person and, further, where such control shall be presumed to exist where a Person owns more than fifty percent of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

1.2.     “Agreement” has the meaning set forth in the preamble.

1.3.     “Anti-Corruption Laws” has the meaning set forth in Section 5.2.

1.4.     “Assigned Compound” means a VX-222 Compound and/or VX-497 Compound, as context requires.

1.5.     “Assigned Know-How” means the information identified in Exhibit B to the extent Controlled by VERTEX and to the extent solely and specifically related to the Assigned Compounds. Notwithstanding the foregoing or any items listed in Exhibit B, Assigned Know-How does not include: (i) any of VERTEX’s general drug design or delivery technology, whether in hardware or software form, tangible or intangible, or information relating to any compounds or active ingredients other than the Assigned Compounds; or (ii) any formulation or manufacturing technology not applied to an Assigned Compound or Product by or on behalf of VERTEX.

1.6.     “Assigned Patents” means the Patents listed in Exhibit A, including any re-examination, re-issue, continuation, or division thereof (to the extent that each claimed invention in such application is Covered by one or more clams in the patents listed in Exhibit A) and any foreign counterparts filed or issued in the Territory.

1.7.     “Associated Persons” has the meaning set forth in Section 5.2.

1.8.     “Business Day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in Boston, Massachusetts are authorized or obligated to close.

1.9.     “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

1.10.     “Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.

1.11.     “Claims” has the meaning set forth in Section 10.1.

1.12.     “Combination Product” means (a) any product, process or service which incorporates one or more therapeutically active ingredients, other than an Assigned Compound, in combination or co-formulation with an Assigned Compound; or (b) any combination of a Product and another product that contains at least one other therapeutically active ingredient that is not an Assigned Compound, where such products are not formulated together but are packaged or sold together as a single product and invoiced as one product.

1.13.     “Commercialize” or “Commercialization” means (a) to market, promote, distribute, offer for sale, sell, have sold, import, export or otherwise commercialize a Product and (b) to conduct activities other than Research, Development and Manufacturing, in preparation for the foregoing activities, including obtaining pricing approval, and to conduct post-Marketing Authorization studies (including clinical trials).

1.14.     “Confidential Information” means all non-public, confidential or proprietary information, data or know-how whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in any form pursuant to this Agreement, including but, not limited to, information relating to the Disclosing Party’s existing or proposed research, development, patent applications, business or products. VERTEX’s Confidential Information shall include the Licensed Know-How. The Assigned Know- How shall be deemed to be TREKtx’s Confidential Information. The terms of this Agreement shall be deemed to be each Party’s Confidential Information. All information disclosed by a Party under the Mutual Confidentiality Agreement between the Parties dated January 15, 2015 is deemed the Confidential Information of such Party pursuant to this Agreement. Confidential Information shall not include any information or materials that the Receiving Party can document with competent written proof: (i) were already known to the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by or on behalf of the Disclosing Party; (ii) were available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (iii) became available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement; (iv) were disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party or others; or (v) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the Disclosing Party. Notwithstanding the foregoing, specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the rightful possession of the Receiving Party merely because they are contained within more general public disclosures or more general information in the rightful possession of the Receiving Party.

1.15.     “Controlled” means, with respect to any know-how, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such know-how, Patent, or right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party, provided, that if the assignment or license of such know-how, Patent or other intellectual property right would trigger a royalty or other payment to a Third Party or would require compliance with any provision of any license between VERTEX and a Third Party, VERTEX will so notify TREKtx and such know-how, Patent or other intellectual property right will only be deemed Controlled if, following receipt of such notice, TREKtx agrees in writing to reimburse VERTEX for all such payments to such Third Party and to comply with any such provision.

1.16.     “Cover,” “Covering,” “Covers” or “Covered” means, as to a compound or product and Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, keeping, selling, offering for sale or importation of such compound or product would infringe such Patent or, as to a pending claim included in such Patent, the making, using, selling, offering for sale or importation of such compound or product would infringe such Patent if such pending claim were to issue in an issued patent without modification.

1.17.     “Development” means, with respect to a Product, all clinical and non- clinical research and development activities conducted after filing of an IND for such Product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical trials (other than post-Marketing Authorization clinical trials), regulatory affairs, pharmacovigilance, clinical trial regulatory activities and obtaining and maintaining regulatory approval.

1.18.     “Disclosing Party” has the meaning set forth in the definition of Confidential Information.

1.19.     “Effective Date” has the meaning set forth in the preamble.

1.20.     “Field of Use” has the meaning set forth in Section 2.4.

1.21.     “First Commercial Sale” shall mean, with respect to a particular Product in a particular country in the Territory, the first commercial sale of such Product to a Third Party for end use or consumption in such country in an arm’s length transaction by TREKtx or any other Seller after the receipt of Marketing Authorization in such country. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.22.     “HCV” means the Hepatitis C Virus.

1.23.     “IND” means any Investigational New Drug application filed with the United States Food and Drug Administration pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any supplements or amendments thereto. References herein to IND will include, to the extent applicable, any comparable filings outside the United States.

1.24.     “Indication” means a separate and distinct disease or medical condition in humans (a) that a Product is being evaluated to treat, or (b) for which a Product has received Marketing Authorization.

1.25.     “Initiation” means, with respect to any clinical trial, dosing of the first human subject in such clinical trial.

1.26.     “Licensee” has the meaning set forth in Section 2.5.1.

1.27.     “Licensed Know-How” means the information other than Assigned Know- How that (a) was Controlled by VERTEX on the Effective Date and remains under the Control of VERTEX during the Term; (b) was used by VERTEX in its Research, Development or Manufacturing of the Assigned Compounds prior to the Effective Date; and (c) is necessary for the Development, use, Manufacturing or Commercialization of any of the Assigned Compounds. Licensed Know-How does not include: (i) any of VERTEX’s general drug design or delivery technology, whether in hardware or software form, tangible or intangible, or information relating to any compounds or active ingredients other than the Assigned Compounds; or (ii) any formulation or manufacturing technology not applied to an Assigned Compound or Product by or on behalf of VERTEX.

1.28.     “Manufacture” or “Manufactured” or “Manufacturing” means activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control testing and quality assurance release, shipping or storage of a Product.

1.29.     “Marketing Authorization” means, with respect to a Product in a particular jurisdiction in the Territory, the receipt of all approvals from the relevant regulatory authority necessary to market and sell such Product in any such jurisdiction, excluding any pricing approval or reimbursement authorization.

1.30.     “Materials” means raw materials, pharmaceutical ingredients, intermediates and drug products identified in Exhibit C.

1.31.     “Milestone Event” has the meaning set forth in Section 4.2.

1.32.     “Milestone Payment” has the meaning set forth in Section 4.2.

1.33.     “Monetization Transaction” has the meaning set forth in Section 4.6.

1.34.     “Net Sales” means the gross amount billed or invoiced by TREKtx, its Affiliates and their Licensees, assignees, and any other Third Party to which TREKtx grants rights with respect to the Research, Development, Manufacturing, and Commercialization of an Assigned Compound (including by assignment of the Assigned Patents or Assigned Know-How) (collectively referred to as the “Seller”) on sales of any Product to a Third Party, less Permitted Deductions determined under United States generally accepted accounting principles. “Permitted Deductions” means the following;

(a)	customary transportation charges relating to such Product, including handling charges, outbound freight, shipment and insurance premiums relating thereto;

(b)

sales taxes, excise taxes, use taxes, tariffs and duties paid by and not refunded to the Seller and directly related to sale of such Product, and any other equivalent governmental charges imposed upon the importation, use or sale of such Product, but excluding income and similar taxes;

(c)

government-mandated deductions and other rebates (notably but not limited to those in respect of any state or federal Medicare, Medicaid or similar programs), clawbacks or other forms of payment to any governmental authority or agency and payments or accruals made with respect to any national or local health insurance program, including government fees levied as a result of health care reform policies such as the branded prescription drug fee of the Affordable Care Act;

(d)

customary trade, quantity and cash discounts, allowances and credits allowed or paid in the form of deductions actually allowed or fees actually paid with respect to sales of such Product (to the extent not already reflected in the amount invoiced);

(e)	allowances or credits to customers on account of retrospective price reductions, rejections or returns of Product, including billing errors; and

(f)

customary rebates, charge backs and discounts (or equivalent thereof) actually granted for such Product including those customarily granted to managed care entities or organizations, pharmacy benefit managers (or equivalent thereof), federal, state/provincial, local or other governments or their agencies or purchasers, reimbursers or trade customers.

A Permitted Deduction set forth in (a)-(f) above may be deducted only once, regardless of the number of the preceding categories that describe such amount. Sales between or among TREKtx, its Affiliates and Licensees will be excluded from the computation of Net Sales if such sale is not intended for end use, but Net Sales will include the subsequent final sales to Third Parties by TREKtx or any such Affiliates and Licensees. A Product will not be deemed to be sold if the Product is provided free of charge to a Third Party in reasonable quantities as a sample consistent with industry standard promotional and sample practices. For clarity, Net Sales includes sales such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” even if such sales occur prior to receipt of Marketing Authorization.

In the case of any sale that is not invoiced, Net Sales shall be calculated at the time of transfer of title of the Product based on the gross selling price. If a sale, transfer or other disposition with respect to a Product involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition will be calculated based on the fair market value of the Product as reasonably determined by the Parties.

Net Sales for a Combination Product in a country shall be calculated by multiplying actual Net Sales of such Combination Product as determined in the first paragraph of the definition of “Net Sales” by the fraction A/(A+B) where A is the weighted average invoice price of such Product, if sold separately, and B is the total of the weighted average invoice price(s) of the other active ingredient(s) in the combination, if sold separately. The weighted average invoice prices referenced above will be calculated with reference to the prevailing prices during the applicable Calendar Quarter in those top selling countries that equate to 80% of Net Sales of the applicable Product in the Territory, with the prices weighted in the calculation to reflect the actual relative sales value of the Product in each of the countries to which the calculation relates. If it is not possible to determine the fraction A/(A+B) based on the criteria specified in the preceding sentence (e.g., if a Product component is not sold separately), the Parties shall determine Net Sales for the Product in such Combination Product by the fraction A/N where A is the weighted average invoice price of such Product, and N is the total number of products including the Product in such Combination Product. Notwithstanding anything contained herein, Net Sales for a Combination Product based on the foregoing calculations shall not fall below an amount equal to fifty percent of the total Net Sales for such Combination Product as calculated based on the first paragraph of this Section 1.34.

1.35.     “Party” or “Parties” has the meaning set forth in the preamble.

1.36.     “Patents” means patents existing upon the Effective Date and future patents and patent applications including without limitation provisional applications, continuation applications, continuations-in-part, divisional applications, Patent Cooperation Treaty applications, invention patents, utility model patents, industrial design patents, reexaminations, reissues, registrations, confirmations, revalidations, certificates of addition, utility models and petty patents, including extensions or restorations of terms thereof, pediatric exclusivity extension of a patent, supplementary protection certificates or any other such right.

1.37.     “Permitted Deductions” has the meaning set forth in the definition of Net Sales.

1.38.     “Person” means any natural person, corporation, general partnership, §312.21(b), or, with respect to a jurisdiction other than the United States, a similar clinical trial.

1.39.     “Phase 2 Clinical Trial” means any clinical trial as described in 21 C.F.R. §312.21(b), or, with respect to a jurisdiction other than the United States, a similar clinical trial.

1.40.     “Phase 3 Clinical Trial” means any clinical trial as described in 21 C.F.R. 312.21(c), or, with respect to a jurisdiction other than the United States, a similar clinical trial.

1.41.     “Product” means any preparation, substance or formulation comprised, in whole or in part, of an Assigned Compound. Product includes any Combination Product.

1.42.     “Progress Reports” has the meaning set forth in Section 6.1.

1.43.     “Receiving Party” has the meaning set forth in the definition of Confidential Information.

1.44.     “Research” means conducting research activities to advance Assigned Compounds and Products, including pre-clinical studies and optimization, but specifically excluding Development and Commercialization.

1.45.     “Revenue Buyer” has the meaning set forth in Section 4.6.

1.46.     “Royalty Term” means, with respect to a Product in a country, the period commencing on the first sale generating Net Sales of such Product in such country and ending ten years after the First Commercial Sale of such Product in such country.

1.47.     “Seller” has the meaning set forth in the definition of Net Sales.

1.48.     “Storage Facility” has the meaning set forth in Section 2.6.

1.49.     “Term” has the meaning set forth in Section 7.1.

1.50.     “Territory” means worldwide.

1.51.     “Third Party” means any Person other than VERTEX, TREKtx or their respective Affiliates.

1.52.     “Third Party Auditor” has the meaning set forth in Section 4.5.

1.53.     “TREXtx” has the meaning set forth in the preamble.

1.54     “TREKtx Indemnitees” has the meaning set forth in Section 10.2.

1.55.     “VERTEX” has the meaning set forth in the preamble.

1.56.     “VERTEX Indemnitees” has the meaning set forth in Section 10.1.

1.57.     “VX-222 Compound” means the VX-222 compound (having the chemical structure depicted in Exhibit D) including, any and all salts, esters, metabolites, prodrugs, acid forms, base forms, steroisomers, racemates, tautomers, polymorphs, solvates, hydrates and crystalline forms thereof.

1.58.     “VX-497 Compound” means the VX-497 compound (having the chemical structure depicted in Exhibit D) including, any and all salts, esters, metabolites, prodrugs, acid forms, base forms, steroisomers, racemates, tautomers, polymorphs, solvates, hydrates and crystalline forms thereof.

1.59.     “Withheld Taxes” has the meaning set forth in Section 4.4.3.

Article 2. License; Assignment.

2.1.     Assignment of Rights. Subject to the terms and conditions of this Agreement, VERTEX hereby assigns to TREKtx, and TREKtx hereby accepts, all of VERTEX’s right, title and interest in the Assigned Patents and Assigned Know-How. Notwithstanding anything contained herein, the Parties expressly acknowledge that (i) VERTEX has, prior to the Effective Date, abandoned certain Patents including Patents that may have Covered the Assigned Compounds, (ii) VERTEX has not conducted any search to determine whether the Assigned Patents (or any other Patent that may claim or Cover the Assigned Compounds) have been abandoned or whether any abandoned Assigned Patent (or any other Patent that may Cover the Assigned Compounds) may be revived and (iii) VERTEX makes no representation as to the status, validity or enforceability of any Assigned Patent. If requested by TREKtx, VERTEX will reasonably cooperate with TREKtx in executing any customary and suitable written instruments effectuating the assignment of rights described in this Section 2.1.

2.2.     License to VERTEX. Notwithstanding the foregoing, effective upon the assignment of Assigned Patents and Assigned Know-How pursuant to Section 2.1, TREKtx will, and hereby does, grant to VERTEX (a) a perpetual, irrevocable, exclusive, royalty-free, fully paid-up, worldwide, sublicensable (through multiple tiers), license under any such Assigned Patents and Assigned Know-How to research, develop, manufacture, have manufactured, use, keep, sell, offer for sale, import, export and commercialize any compounds Covered in such Assigned Patents or described in such Assigned Know-How that are not the Assigned Compounds in any and all fields, including in the Field of Use; and (b) a perpetual, irrevocable, exclusive, royalty-free, fully paid up, worldwide, license under any such Assigned Patents and Assigned Know- How to Research and Develop the Assigned Compounds in any and all fields outside of the Field of Use, including without limitation the use of Assigned Compounds in any compound screening libraries and VERTEX internal toxicity and DMPK databases that VERTEX maintains.

2.3.     Licensed Know-How. Subject to the terms and conditions of this Agreement, VERTEX hereby grants to TREKtx, and TREKtx hereby accepts, a non- exclusive, royalty-bearing, revocable (as set forth in Section 7.2), sublicenseable (solely as set forth in Section 2.5), nontransferable (except to the extent this Agreement is assigned by TREKtx in accordance with Section 12.2) license, under the Licensed Know- How to Research, Develop, Manufacture, have Manufactured, use, keep, sell, offer for sale, import, export and Commercialize the Assigned Compounds and Products in the Field of Use in the Territory during the Term. Notwithstanding the license granted to TREKtx under this Section 2.3, VERTEX shall not be obligated to provide TREKtx with access to, or copies or physical embodiments of, any Licensed Know-How.

2.4.     Field of Use. In no event shall TREKtx (or its Affiliates or Licensees) use the Assigned Compounds, Licensed Know-How, Assigned Know-How, Assigned Patents, or any other materials or information provided hereunder for purposes of or relating to research, development, commercialization, manufacturing of products for use, or any other activities outside of the field of anti-infectives and anti-virals and the diagnosis, treatment, or prevention thereof (collectively, the “Field of Use”).

2.5.     Licensing; Sublicensing.

2.5.1

TREKtx shall have the right to assign or grant licenses or sublicenses (through multiple tiers) under, as the case may be, to its Affiliates and any Third Party (each, a “Licensee” and collectively, the “Licensees”) the rights assigned to TREKtx pursuant to Section 2.1 hereof, without the prior written consent of VERTEX; provided that (i) the terms of any assignment, license or sublicense by TREKtx or a Licensee shall be in a written agreement and consistent with the terms of this Agreement, (ii) TREKtx’s grant of any assignment, license or sublicense shall not relieve TREKtx from any of its obligations under this Agreement, and (iii) TREKtx shall remain responsible for its Licensees’ performance under this Agreement including payment of Milestone Payments and royalties for Products by such Licensee.

2.5.2

TREKtx shall have the right to grant licenses or sublicenses to a Licensee under the rights licensed to TREKtx under Section 2.3 (but may not assign such rights other than as set forth in Section 12.2), provided such license or sublicense is granted in connection with a grant of rights under Section 2.5.1 and is granted for use solely in connection with the Research, Development, Manufacturing or Commercialization of the Assigned Compounds and Products and subject to TREKtx’s compliance with Section 2.5.1(i) through (iii) above.

2.6       Transfer of Materials. VERTEX hereby transfers title and risk of loss to the Materials to TREKtx in the quantities specified in Exhibit C. Within 60 days of the Effective Date, TREKtx will either (a) make arrangements with the Third Party storing the Materials (the “Storage Facility”) to ship the Materials to TREKtx or (b) enter into an agreement directly with the Storage Facility to continue storing the Materials at TREKtx’s expense. VERTEX will notify the Storage Facility of the transfer of the Materials to TREKtx as needed to facilitate the shipment of the Materials to TREKtx or the continued storage of the Materials by the Storage Facility at TREKtx’s expense and will execute all transfer letters or other documentation necessary in connection therewith. Notwithstanding anything contained herein, if TREKtx does not notify VERTEX of its election to either ship or continue storing such Materials with the Storage Facility within 60 days after the Effective Date pursuant to this Section 2.6, such Materials will be deemed to be rejected by TREKtx and VERTEX may destroy the Materials. Except as expressly set forth herein, TREKtx will be solely responsible for all Manufacturing and supply of the Assigned Compounds (including without limitation for all costs and expenses associated therewith). In the event that TREKtx elects to ship or continue storing such Materials pursuant to this Section 2.6, with respect to any such Materials that are drug substances or drug products that were previously certified as to their suitability for clinical purposes, TREKtx will be permitted, at its expense, to retest and have recertified, any such Materials, as suitable for human clinical purposes. With respect to any Materials stored by a Storage Facility in any countries or jurisdictions outside of the United States, TREKtx will be responsible for obtaining, completing and presenting to the applicable government authority all export documentation, fees and licenses required to ship such Materials. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, THE MATERIALS ARE PROVIDED “AS-IS” AND VERTEX MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, REGARDING THE MATERIALS, INCLUDING ANY WARRANTY OF MERCHANTABILITY, TITLE, INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

Article 3.     Performance Obligations.

3.1.     Regulatory Approvals. As between the Parties, TREKtx shall be responsible for obtaining all necessary regulatory approvals, including Marketing Authorization with respect to the Development and Commercialization of the Assigned Compounds and Products.

3.2.     File/Knowledge Transfer. Following the Effective Date, VERTEX will transfer copies of all Assigned Know-How in electronic format, if currently available, or such other form as selected by VERTEX. VERTEX will use commercially reasonable efforts to transfer such Assigned Know-How and associated documents promptly. Notwithstanding the foregoing, VERTEX will not be obligated to transfer any publically available information or documents pursuant to this Section 3.2. VERTEX will provide TREKtx with no more than 30 hours of transition support at no cost for activities related to the knowledge transfer described in this Section 3.2. Notwithstanding anything contained herein, if any of the information or documents transferred pursuant to this Section 3.2 inadvertently contains any information or documents relating to VERTEX’s drug design, delivery, manufacturing or formulation technologies or know-how, or any other technology or know-how that is related to or applicable to VERTEX’s business in general or other programs, (i) TREKtx shall not use such information and, upon discovery, shall promptly send such information or documents back to VERTEX without retaining any copies thereof and (ii) for the avoidance of doubt, such information and documents will be deemed VERTEX’s Confidential Information. TREKtx will promptly reimburse VERTEX for all costs resulting from, or otherwise related to, VERTEX’s transfer of Assigned Know-How as described in this Section 3.2, including any costs associated with scanning relevant documents. As of the Effective Date, such costs are estimated to be approximately $50,000. VERTEX shall invoice TREKtx for the foregoing expenses as incurred and TREKtx shall pay all such expenses within 30 days after TREKtx’s receipt of the applicable invoice. VERTEX may hold copies of all Assigned Know-How as required to comply with applicable law.

Article 4.     Consideration.

4.1.     Upfront Payment. In consideration of the rights granted to TREKtx in the Assigned Patents hereunder, on the Effective Date, TREKtx shall pay VERTEX a one- time, non-refundable, noncreditable upfront fee of $50,000 USD.

4.2.     Milestone Payments. In consideration of the rights granted to TREKtx in the Assigned Know-How and Licensed Know-How hereunder, TREKtx will pay VERTEX the milestone payments (each, a “Milestone Payment”) set forth in this Section

4.2 within 30 days after the occurrence of the corresponding milestone event (each, a “Milestone Event”). Each Milestone Payment is payable only once, regardless of the number of Products that achieve the relevant Milestone Event or the number of times the same Product(s) achieve such Milestone Event.

Milestone Number	Milestone Event	Milestone Payment
1	Initiation of a Phase 2 Clinical Trial of a Product in a non-HCV Indication in the Field of Use.	$1,000,000
2	Initiation of a Phase 3 Clinical Trial of a Product in a non-HCV Indication in the Field of Use.	$5,000,000
3	First receipt of Marketing Authorization in any country for a Product in a non-HCV Indication in the Field of Use.	$10,000,000
4	Second receipt of Marketing Authorization in any country for a Product in a non-HCV Indication in the Field of Use.	$5,000,000

The Milestone Events numbered 1-4 as set forth above are intended to be successive; if a Product is not required to undergo the event associated with any such Milestone Event, such skipped Milestone Event will be deemed to have been achieved upon (and payment of such milestone shall be due therefor) the achievement by such Product of the next successive Milestone Event. Payment for any such skipped Milestone Event that is owed in accordance with the provisions of the foregoing sentence with respect to a given Product will be due concurrently with the payment for the next successive Milestone Event by such Product.

4.3.     Running Royalties. In consideration of the rights granted to TREKtx in the Assigned Know-How and Licensed Know-How hereunder, on a Product-by-Product and country-by-country basis, during the Royalty Term, TREKtx shall pay VERTEX royalties at a rate of 5% of the aggregate Net Sales of each Product sold by TREKtx and any other Seller in the Territory. The obligation to pay royalties will be imposed only once with respect to the same unit of a Product.

4.4.     Payments.

4.4.1

Reports; Timing and Method. During the Term, following the first sale of a Product giving rise to Net Sales, TREKtx will deliver the following reports to VERTEX: (a) within five Business Days after the end of each Calendar Quarter, a flash report showing on a Product-by-Product and country-by-country basis, estimated Net Sales in the Territory during the relevant Calendar Quarter and royalties payable under this Agreement on account of those Net Sales; and (b) within 30 calendar days after the end of each Calendar Quarter, a report to VERTEX specifying on a Product- by-Product and country-by-country basis (i) gross sales in the relevant Calendar Quarter, (ii) Net Sales in the relevant Calendar Quarter, including an accounting of Permitted Deductions applied to determine Net Sales; (iii) a summary of the exchange rate calculations used by TREKtx, (iv) royalties payable on such Net Sales pursuant to this Agreement, and (v) additional information related to the Net Sales as reasonably requested by VERTEX from time to time. For the avoidance of doubt, the foregoing reports shall clearly identify all Net Sales attributable to TREKtx as well as TREKtx’s Affiliates and Licensees. TREKtx shall pay all royalty payments due hereunder for each Calendar Quarter within 30 days of TREKtx’s delivery of the applicable reports under this Section 4.4.1. All payments due to VERTEX under this Agreement shall be made in U.S. dollars and be submitted via wire transfer of immediately available funds to an account designated by VERTEX. Conversion of any Net Sales made in a foreign currency to U.S. dollars shall be made at the average conversion rate for the applicable Calendar Quarter existing in the United States, as reported in the Wall Street Journal. Such payments shall be without deduction of exchange, collection, or other charges, and specifically, without deduction of withholding or similar taxes or other government-imposed fees or taxes, except as expressly permitted in the definition of Net Sales.

4.4.2	Late Payments. Without limiting any remedy available to VERTEX hereunder, payments made by TREKtx after the due date shall bear compound interest at the rate of one and one-half percent per full month late (or, if lower, the highest rate allowed by applicable law).

4.4.3	Taxes; Withholding.

4.4.3.1	Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from this Agreement.

4.4.3.2

To the extent TREKtx or any Seller is required to deduct and withhold taxes on any payment to VERTEX under this Agreement, TREKtx shall pay the amounts of such taxes (“Withheld Taxes”) to the proper governmental authority in a timely manner and promptly transmit to VERTEX an official tax certificate or other evidence of such withholding sufficient to enable VERTEX to claim such payment of Withheld Taxes. Subject to the terms of this Section 4.4.3, the sum payable by TREKtx (in respect of which such Withheld Taxes is required) shall be made to VERTEX after deduction of the Withheld Taxes. VERTEX shall provide TREKtx any tax forms that may be reasonably necessary in order for TREKtx to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. VERTEX shall use reasonable efforts to provide any such tax forms to TREKtx at least 30 days prior to the due date for any payment for which VERTEX desires that TREKtx apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

4.5     Retention of Records; Audit. TREKtx agrees to make and keep, and shall require its Affiliates and Licensees to make and keep, full, accurate and complete books and records (together with supporting documentation). Such records shall contain sufficient detail to confirm the accuracy of any payments required hereunder. Such records shall be retained for at least three years following the end of the Calendar Year to which they relate. TREKtx agrees, if VERTEX so desires during normal business hours and no more than once per Calendar Year, that VERTEX, or its duly authorized agent, or independent certified public accounting representative acting on VERTEX’s behalf (“Third Party Auditor”) may conduct an audit in order to examine the foregoing books and records described in this Section 4.5 and any other supporting documentation reasonably necessary to verify the royalty reports submitted by TREKtx, at TREKtx’s (or its Affiliates’ or Licensees’ as applicable) business premises or at a place mutually agreed upon by TREKtx and VERTEX for the purpose of verifying reports and payments hereunder. If a payment deficiency is determined by VERTEX or its Third Party Auditor,

TREKtx shall pay the deficiency outstanding within 30 days of receiving written notice thereof. Such examination by VERTEX or its Third Party Auditor shall be at VERTEX’s expense, except that, if such examination shows an underreporting or underpayment in excess of five percent of the sums due to VERTEX as determined by such audit, then TREKtx shall pay the reasonable out of pocket cost of such audit or reimburse VERTEX for the reasonable expenses incurred by VERTEX in connection with such audit. VERTEX will treat all information subject to review under this Section 4.5 in accordance with the confidentiality obligations described in this Agreement and will require its Third Party Auditor to enter into a confidentiality agreement with VERTEX obligating such representative to maintain all such financial information in confidence pursuant to such confidentiality agreement.

4.6     Monetization Transaction. VERTEX may, at any time, monetize all or a portion of the value of the payments to which it may be entitled to receive under this Section 4 by assigning to a Third Party (a “Revenue Buyer”) the right to receive such payments and other payments (a “Monetization Transaction”), provided that VERTEX has put in place adequate and customary confidentiality provisions at least as stringent as those applicable to VERTEX hereunder with the Revenue Buyer. In the event of a Monetization Transaction, TREKtx shall make such payments to the Revenue Buyer as directed by VERTEX and shall deliver notices and provide reports directly to the Revenue Buyer as directed by VERTEX.

Article 5.     Representations and Warranties.

5.1.     Mutual Representations and Warranties. VERTEX and TREKtx each represents and warrants to the other as of the Effective Date that: (i) such Party (a) is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, (b) is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder, (c) has the requisite corporate power and authority and the legal right to conduct its business as now conducted, and (d) is in compliance with its charter documents; (ii) the execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder (a) are within the corporate power of such Party, (b) have been duly authorized by all necessary or proper corporate action, (c) do not conflict with any provision of the charter documents of such Party, (d) will not, to such Party’s knowledge, violate any laws or regulation or any order or decree of any court or governmental instrumentality; (e) will not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such Party is a party, or by which such Party or any of its property is bound, which violation would have a material adverse effect on its financial condition or on its ability to perform its obligations hereunder; and (iii) this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors’ rights generally, or by the availability of equitable remedies.

5.2.     TREKtx Representations; Legal Compliance; Anti-Corruption Laws. TREKtx warrants and represents that TREKtx, as well as all Persons performing services for or on behalf of TREKtx or otherwise acting on its behalf (including, without limitation, any Affiliate, agent, subcontractor, subsidiary, representative, employee, shareholder, director or officer) (“Associated Persons”) will comply with all applicable laws and regulations in connection with all work conducted hereunder, including but not limited to (1) the United States Foreign Corrupt Practices Act and other applicable anti- corruption and anti-bribery laws (collectively, the “Anti-Corruption Laws”), (2) all applicable laws and regulations relating to import and export, and (3) all applicable laws and regulations relating to the development, testing, marketing, sale, commercialization, and other exploitation of pharmaceuticals. Without limiting the foregoing, (i) TREKtx shall not (and shall procure that each Associated Person shall not) do, or omit to do, any act that will cause or lead VERTEX to be in breach of Anti-Corruption Laws, and (ii) TREKtx represents and warrants neither it, nor any Associated Person, offers, agrees or promises to give, or authorizes the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence (a) to any governmental official or employee (including employees of government-owned and government-controlled corporations or agencies), (b) to any political party, official of a political party, or candidate, (c) to an intermediary for payment to any of the foregoing, or (d) to any other Person or entity in a corrupt or improper effort to obtain or retain business or any commercial advantage, such as receiving a permit or license. TREKtx further warrants and represents that should it learn or have reason to suspect any breach of its covenants in this Section 5.2, it will immediately notify VERTEX.

5.3.     VERTEX Representations and Warranties. Subject to Section 2.1, VERTEX hereby represents and warrants that, as of the Effective Date , VERTEX, to its knowledge, has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in and to the Assigned Patents in any way that would prevent TREKtx or its Affiliates and subcontractors from Researching, Developing or Commercializing the Assigned Compounds or Products as set forth herein, or from exploiting its rights and licenses granted under Article 2 above.

5.4.     Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ARTICLE 5, NEITHER VERTEX NOR TREKTX MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT, EACH OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE EXPRESS WARRANTY IN SECTION 5.3, VERTEX MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE WITH RESPECT TO THE PATENTABILITY OF THE ASSIGNED COMPOUNDS OR PRODUCTS OR VALIDITY, SCOPE, OR ENFORCEABILITY OF THE ASSIGNED PATENTS OR ANY CLAIMS THEREIN, OR THE PRACTICE, INCLUDING BUT NOT LIMITED TO FREEDOM TO OPERATE, REGARDING ANY OF THE ASSIGNED COMPOUNDS OR PRODUCTS. EXCEPT AS EXPRESSLY SET FORTH IN

SECTION 5.3, ALL RIGHTS GRANTED TO TREKTX HEREUNDER ARE PROVIDED ON AN “AS IS” BASIS.

Article 6.     Progress Reports.

6.1.     Progress Reports. TREKtx shall submit written annual progress reports on its efforts to Develop and Commercialize the Assigned Compounds (“Progress Reports”). The first Progress Report is due 12 months after the Effective Date, and subsequent Progress Reports shall be made every 12 months thereafter.

6.2.     Confidential Treatment. VERTEX acknowledges and agrees that any reports provided pursuant to Sections 4.4.1 or 6.1 shall constitute the Confidential Information of TREKtx. Any information contained in such reports specifically relating to the Licensed Know-How or other VERTEX Confidential Information shall be the Confidential Information of VERTEX.

Article 7.     Term.

7.1.     Term. This Agreement shall commence on the Effective Date and shall continue in effect until expiration of all royalty obligations under Article 4 (the “Term”).

7.2.     License Termination for Cease in Development. If TREKtx provides VERTEX with notification of its intent to cease all Development hereunder, or if no material Development or Commercialization occurs for a period of 12 consecutive calendar months (other than for reason of delays a result of, or caused by, regulatory authorities, and outside of the direct control of TREKtx), VERTEX may terminate the license granted pursuant to Section 2.3 upon written notice to TREKtx and TREKtx shall immediately cease all use of the Licensed-Know How following its receipt of such notice.

7.3.     Surviving Provisions. The following Articles and Sections shall survive expiration of this Agreement: 1, 2.1, 2.2, 2.4, 2.5.1, 3.1, 4 (to the extent any amounts are due and payable at the time of expiration), 5.2, 5.4, 6.2, 7.3, 8, 9, 10, 11, and 12.

Article 8.     Confidentiality.

8.1.     Confidential Information. Each of TREKtx and VERTEX shall (and shall cause their respective Affiliates and Licensees to) (a) keep all Confidential Information received from the Disclosing Party confidential with the same degree of care it maintains the confidentiality of its own Confidential Information; (b) not publish, or allow to be published, and will not otherwise disclose, or permit the disclosure of the Disclosing Party’s Confidential Information in any manner not expressly authorized pursuant to the terms of this Agreement; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose other than as expressly authorized pursuant to the terms of this Agreement. No disclosure of the Disclosing Party’s Confidential Information shall be made by the Receiving Party to its employees, directors, officers, agents and other Persons unless and until such employees, directors, officers, agents, contractors and other Persons have agreed in writing to comply with confidentiality and non-use obligations substantially similar to those described herein. Upon termination of this Agreement, the Receiving Party shall return or destroy, at the Disclosing Party’s request, all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the Receiving Party’s, its agents’ or contractors’ possession, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes and neither the Receiving Party, nor any of its agents, contractors or other representatives shall be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the automatic or routine archiving and back-up procedures of the Receiving Party or its representatives, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures. Such archival copies shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 8 notwithstanding any expiration of this Agreement or otherwise. Each Party will be liable for breach of this Article 8 by any of its agents, Affiliates, Licensees, subcontractors, or its Affiliates’ sublicensees and subcontractors.

8.2.     Permitted Disclosure and Use. Notwithstanding Section 8.1, a Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) obtain Marketing Authorization of the Product or any other necessary permissions, approvals and other documents issued by governmental authorities, provided that all such disclosures pursuant to this subsection 8.2(a) are covered by terms of confidentiality and non-use substantially similar to those set forth herein; (b) enforce the provisions of this Agreement; or (c) comply with any applicable law or regulation (including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory), provided that such Party will, to the extent reasonably practical, submit to the other Party the proposed disclosure at least 30 calendar days in advance of the proposed disclosure and shall reasonably consider the comments of the other Party regarding confidential treatment sought for such disclosure. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 8.2, such Party shall give reasonable advance notice of such intended disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information. The Receiving Party will cooperate reasonably with the Disclosing Party’s efforts to protect the confidentiality of the information. Further, notwithstanding Section 8.1, VERTEX may disclose TREKtx’s Confidential Information to a Revenue Buyer or a bona fide potential Revenue Buyer as reasonably necessary in connection with a Monetization Transaction or proposed Monetization Transaction, including a copy of this Agreement and information related to the Milestone Payments and royalties payable by TREKtx to VERTEX such as financial reports indicating the amounts that are the subject of the Monetization Transaction, audit reports related to such amounts, if any, and notices and other correspondence provided under or relating to the subject matter of this Agreement, that are relevant to the Monetization Transaction, provided further that, each recipient of such Confidential Information shall be under an obligation of confidentiality no less protective than the terms of this Agreement.

8.3.     Publications. Each Party shall have the right to publish and to make scientific presentations with respect to the Assigned Compounds and the Products;

provided that prior to publication, each Party shall give notice to the other Party of any proposed publications and scientific presentations at least 21 days prior to submission of any materials (including manuscripts or abstracts) to any Third Party and upon written notice to the publishing Party, the other Party may elect to review and comment on such proposed publications and the publishing Party shall in good faith consider and reasonably incorporate any suggested changes to any submission requested by the other Party that are for the purpose of protecting such Party’s Confidential Information and/or preserving patent rights. Neither Party shall be required to resubmit any previously approved materials in the event of non-material edits and changes. General comments made by a Party relating to the relationship between VERTEX and TREKtx established by this Agreement, including, for example, general comments made in response to inquiries at professional meetings and other similar circumstances, are not intended to be restricted by the provisions of this Section 8.3, provided such information has been disclosed to the public previously or cleared for such disclosure by the other Party. Each Party shall comply with the other Party’s request to delete references to its Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 90 days for the purpose of preparing and filing appropriate patent applications. Notwithstanding anything contained herein, VERTEX shall retain the right to publish and to make scientific presentations with respect to the Assigned Compounds, Assigned Know-How, Licensed Know-How, and Assigned Patents to the extent that the publication or presentation directly relates to research conducted by or on behalf of VERTEX (i) prior to the Effective Date or (ii) outside the Field of Use.

8.4.     Public Announcements. If requested by VERTEX, the Parties will issue an initial press release regarding this Agreement in a form to be mutually agreed upon by the Parties and on a date to be determined by VERTEX. Except as provided in the prior sentence, neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, provided that, in no event shall any public announcement made by TREKtx include any VERTEX Confidential Information. Notwithstanding the foregoing, to the extent a public announcement relating to the subject matter of this Agreement is required by applicable law, such announcement shall be conducted in accordance with the procedure described in Section 8.2(c) above and in a manner consistent with the terms of this Agreement.

8.5.     Survival. The obligations and prohibitions contained in this Article 8 shall survive the expiration of this Agreement for a period of five years, except with respect to Confidential Information which constitutes a trade secret under applicable law, which shall survive for such additional period of time during which such Confidential Information constitutes the Disclosing Party’s trade secret under applicable law.

Article 9.     Additional Intellectual Property Matters.

TREKtx will be solely responsible for filing, prosecution, and maintenance of all TREKtx Patents and the Assigned Patents, as well as all internal and external costs and expenses associated therewith. VERTEX shall have no responsibility or liability for, or relating to, the Assigned Patents. For the avoidance of doubt, VERTEX shall retain sole ownership of and all intellectual property rights in and to the Licensed Know-How and does not grant TREKtx any interest in such Licensed Know-How except as expressly set forth in Section 2.3 of this Agreement.

Article 10.     Indemnification.

10.1.     Indemnification by TREKtx. TREKtx shall defend, indemnify and hold harmless VERTEX and its Affiliates and each of their respective officers, directors, stockholders, employees, agents, successors and assigns (“VERTEX Indemnitees”) from and against all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands (“Claims”) of Third Parties, and all associated damages and losses resulting therefrom (including attorneys’ fees), to the extent arising out of (a) TREKtx’s negligence or willful misconduct in its performance under this Agreement, (b) a breach by TREKtx of any of its representations, warranties and covenants contained in Article 5 or any material breach by TREKtx of its obligations under this Agreement, or (c) Research, Development, Manufacturing, Commercialization, use, licensing, handling, storage, marketing, sale, offer for sale, importation, exportation, distribution or other disposition of, any Assigned Compound or Product, including any product Covered by the Assigned Patents or incorporating the Assigned Know-How, by TREKtx, its Affiliates, agents, or Licensees. Notwithstanding the foregoing, TREKtx shall have no obligation under this Agreement to indemnify, defend or hold harmless any VERTEX Indemnitees with respect to any such Claims to the extent that they result from the negligence or willful misconduct of VERTEX or a VERTEX Indemnitee or VERTEX’s breach of its obligations under this Agreement.

10.2.     Indemnification by VERTEX. VERTEX shall defend, indemnify and hold harmless TREKtx and its Affiliates and each of their officers, directors, stockholders, employees, agents, successors and assigns (“TREKtx Indemnitees”) from and against all Claims of Third Parties, and all associated damages and losses resulting therefrom, to the extent arising out of any material breach by VERTEX of its obligations under this Agreement. Notwithstanding the foregoing, VERTEX shall have no obligation under this Agreement to indemnify, defend or hold harmless any TREKtx Indemnitees with respect to any such Claims and losses to the extent that they result from the negligence or willful misconduct of TREKtx, a TREKtx Indemnitee or any of their respective employees, officers, directors or agents or that they result from TREKtx’s breach of its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the indemnification provided in this Section 10.2 shall be TREKtx’s sole and exclusive remedy, and VERTEX’s entire liability for, any and all claims, Third Party or otherwise, arising out of or relating to this Agreement or any of the rights granted herein.

10.3.     Conditions to Indemnification. The obligations of the indemnifying Party under this Article 10 are conditioned upon the delivery of written notice to the indemnifying Party of any Claim promptly after the indemnified Party becomes aware of such Claim, provided that, the Parties acknowledge and agree that failure of the indemnified Party to promptly notify the indemnifying Party of a Claim shall not constitute a waiver of, or result in the loss of, the indemnified Party’s right to indemnification under Section 10.1 and 10.2, except to the extent that the indemnifying Party’s ability to defend against such Claim is materially prejudiced by such failure to notify. The indemnifying Party shall have the right to assume control of the defense and/or settlement of any such Claim, provided that the indemnifying Party shall keep the indemnified Party reasonably informed of all material developments in such defense. Notwithstanding the foregoing, the indemnified Party may participate in the defense thereof at its sole cost and expense.

10.4.     Settlements. Except for settlements that would solely impose a monetary obligation on the indemnifying Party and for which the indemnifying Party will be fully responsible, the indemnifying Party shall not settle or resolve a claim or action with respect to such a Claim without the prior written consent of the indemnified Party, such consent not be unreasonably withheld. Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

Article 11. Limitation of Liability. EXCEPT FOR (I) A BREACH BY EITHER PARTY OF ARTICLE 8 (CONFIDENTIALITY), (II) TREKTX’S INDEMNIFICATION OBLIGATIONS HEREUNDER OR (III) EITHER PARTY’S FRAUD OR WILFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOSS OF GOODWILL, PUNITIVE OR INCIDENTAL DAMAGES. VERTEX’S ENTIRE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY SUBJECT MATTER REFERENCED HEREIN UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE SHALL NOT EXCEED $50,000 USD.

Article 12.     General Provisions

12.1.     Insurance. During the Term of this Agreement and for a period of two years after the expiration of this Agreement, TREKtx shall obtain and/or maintain at its sole cost and expense, liability insurance (including without limitation product liability insurance) naming VERTEX as an additional insured in amounts which are reasonable and customary in the Territory for companies who are Developing, Marketing and Commercializing products and services similar to Products. Such liability insurance shall insure against all liability, including without limitation personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of the Product. TREKtx shall provide written proof of the existence of such insurance to VERTEX upon request.

12.2.     Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, in whole or in part, to any of its Affiliates if such Party guarantees the performance of this Agreement by such Affiliate; and provided further that either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party pertaining to this Agreement whether by merger, acquisition, sale of stock, sale of assets or other similar transaction. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, and their permitted successors, legal representatives and assigns.

12.3.     Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by mail (first class, postage prepaid, certified), or by overnight delivery using a globally recognized carrier, to the Parties at the addresses set forth below or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor. All notices shall be deemed effective (a) when delivered if personally delivered on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); or (b) on receipt if sent by mail or overnight courier.

If to VERTEX:

Vertex Pharmaceuticals Incorporated

Attn: Business Development

50 Northern Avenue

Boston, Massachusetts 02210

With a copy to:

Vertex Pharmaceuticals Incorporated

Attn: Corporate Legal

50 Northern Avenue

Boston, Massachusetts 02210

If to TREKtx:

Trek Therapeutics, PBC

125 Cambridge Park Drive, Suite 301

Cambridge, Massachusetts 02140

12.4.     Severability. In the event of the invalidity of any provisions of this Agreement, the Parties agree that such invalidity shall not affect the validity of the remaining provisions of this Agreement. The Parties will replace an invalid provision with valid provisions which most closely approximate the purpose and economic effect of the invalid provision. Nothing in this Agreement shall be interpreted so as to require either Party to violate any applicable laws, rules or regulations.

12.5.     Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.6.     Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless expressly set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except as expressly set forth in this preceding sentence. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

12.7.     Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement between the Parties hereto with respect to the within subject matter described herein and supersedes all previous agreements and understandings between the Parties, whether written or oral, including the Mutual Confidentiality Agreement between the Parties dated January 15, 2015. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of VERTEX and TREKtx.

12.8.     No License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right in either Party, to or in respect of the Product, Assigned Compound, Patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein.

12.9.     Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including without limitation any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

12.10.     Counterparts. This Agreement may be executed in any two counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.

12.11.     Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement. In the event of any conflict in interpretation between the English language version of this Agreement and any other instrument or document related to this Agreement or the business relationship between the Parties contemplated hereby, the English language version of this Agreement shall prevail.

12.12.     Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Upon the bankruptcy of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property for which a license has been granted to such Party hereunder, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

12.13.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

12.14.     Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

12.15.     Equitable Relief. Notwithstanding the foregoing, nothing in this Section 12 shall preclude either Party from seeking equitable relief in any court of competent jurisdiction to enforce such Party’s intellectual property or other proprietary rights (including any rights in Confidential Information).

12.16.     Independent Parties/Entities. The relationship of VERTEX and TREKtx is that of independent parties and not as agents of each other, partners, or participants in a joint venture. VERTEX and TREKtx shall each maintain sole and exclusive control over their respective personnel and operations.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized representatives as of the Effective Date.

Trek Therapeutics, PBC	Vertex Pharmaceuticals Incorporated

By: /s/ Ann Kwong	By: /s/ David Altshuler, M.D., Ph.D.

Name: Ann Kwong	Name: David Altshuler, M.D., Ph.D.

Title: CEO	Title: Executive VP, Global Research & Chief Scientific Officer